Exhibit 3.186

A0810859

RESTATED ARTICLES OF INCORPORATION

OF

TA AEROSPACE CO.

The undersigned certifies that:

1.    He is the Vice President and Secretary of TA Aerospace Co., a California corporation (the “Corporation”).

2.    The Articles of Incorporation of the Corporation, as heretofore amended, are restated as follows:

ARTICLE I

The name of this corporation is TA Aerospace Co.

ARTICLE II

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business, or the practice of a profession permitted to be incorporated by the California Corporations Code.

ARTICLE III

This corporation is authorized to issue only one class of shares of stock; and the total number of shares which this corporation is authorized to issue is Two Hundred Thousand (200,000).

ARTICLE IV

The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

ARTICLE V

The corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors, or otherwise, in excess of the indemnification otherwise permitted in Section 317 of the California Corporations Code, subject only to the applicable limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to the corporation and its shareholders.

3.    This certificate does not itself amend the articles in any respect. The foregoing Restated Articles of Incorporation have been duly approved by the Board of Directors.

4.    Shareholder approval was not required pursuant to Section 910(b) of the California Corporations Code.

A0810859

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Date: March 15, 2018.

By	/s/ Robert D. George
Robert D. George, Vice President

By	/s/ Robert D. George, Secretary
Robert D. George, Secretary

2